February 26, 2020
PDC Energy Announces 2019 Operating and Financial Results,
2020 Guidance and 2021 Outlook
DENVER, Feb 26, 2020 (GLOBE NEWSWIRE) - PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2019 full-year and fourth quarter operating and financial results. The Company also provided detailed 2020 guidance and a preliminary 2021 outlook.

2019 Highlights:

•
Net cash from operating activities of approximately $858 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $825 million and oil and gas capital investments of approximately $788 million.

•	Approximately $38 million of free cash flow, a non-U.S. GAAP metric defined as net cash flows from operating activities, excluding changes in working capital, less oil and gas capital investments.

•	Total production of 49.4 million barrels of oil equivalent (“MMBoe”), or approximately 135,000 barrels of oil equivalent (“Boe”) per day, a 23 percent increase compared to 2018.

•	Oil production of 19.2 million barrels (“MMBbls”), or approximately 52,500 Bbls per day, a 13 percent increase compared to 2018.

•	Increase in year-end proved reserves of 12 percent to 611 MMBoe, with all-source reserve replacement of 235 percent.
2020 Guidance Highlights:

•
Oil and gas capital investments expected between $1.0 and $1.1 billion, representing a decrease of approximately 15 percent compared to the combined 2019 capital investments of PDC and SRC Energy Inc. (“SRC”).

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•	Anticipate generating approximately $250 million of free cash flow assuming $52.50 WTI oil and $2 NYMEX natural gas prices.

•	Total production expected between 205 to 215 MBoe per day, a six percent increase compared to the combined PDC and SRC 2019 production.

•
Anticipated oil production between 78 and 82 MBbls per day. The Company expects its fourth quarter 2020 oil production to reflect an increase of ten to 15 percent compared to the combined PDC and SRC fourth quarter 2019 volumes.

CEO Commentary
President and CEO Bart Brookman commented, “I’m incredibly proud of our team for not only having achieved significant cost savings and operational efficiencies throughout 2019, but more importantly, doing so in what we deem to be a stellar year from a safety perspective. Further, we were able to deliver on several key strategic initiatives, including divesting our Delaware Basin midstream assets, instituting a stock repurchase plan and announcing a merger with SRC Energy, each of which we expect to deliver significant, long-term shareholder value.”
“As we demonstrated in 2019 through mid-year adjustments to our capital program, PDC is committed to generating free cash flow. Through a continued and deliberate focus on operational execution combined with a peer-leading cost structure, we anticipate generating approximately $650 million of free cash flow through 2021, which enables us to not only complete our $525 million share repurchase program, but also to retire debt and further improve our already top-tier leverage metrics. These attributes position PDC to differentiate itself against not only the E&P sector, but the broader market as well.”
Operations Update
In 2019, the Company invested approximately $788 million in the development of crude oil and natural gas properties and produced 49.4 MMBoe, or approximately 135,000 Boe per day, an increase of 23 percent compared to 2018. Oil production of 19.2 MMBbls in 2019 represents 39 percent of 2019 total volumes and an increase of 13 percent compared to 2018 oil volumes. In the fourth quarter, the Company’s oil and gas capital investment of approximately $65 million contributed to total production of 13.1 MMBoe and oil production of 4.9 MMBbls.
In the Wattenberg Field, the Company invested approximately $455 million to spud 126 wells and turn-in-line (“TIL”) 114 wells, including 19 spuds and 12 TILs in the fourth quarter. Production for the year averaged approximately 104,000 Boe per day and was negatively impacted by elevated line pressures into the fourth quarter. Beginning in October 2019, the Company saw reduced line pressures and an improved operating environment resulting in fourth quarter production of approximately 108,000 Boe per day, a four percent sequential increase from the third quarter.

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In the Delaware Basin, the Company invested approximately $335 million to spud 33 wells and TIL 21 wells, including nine spuds in the fourth quarter. Production for the year averaged approximately 31,300 Boe per day, including fourth quarter production of approximately 34,000 Boe per day, which represents a two percent sequential decrease from the third quarter. Throughout the year, the Company realized both drilling and completion efficiencies, resulting in an 18 percent decrease in average spud-to-rig release drill times to 27 days and average drilling and completion costs per foot of approximately $1,200, an improvement of approximately 20 percent from 2018 levels.
Oil and Gas Production, Sales and Operating Cost Data
Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, decreased six percent to $1.3 billion from $1.4 billion in 2018. The decrease in sales between periods was due to a reduction in sales price per Boe of 24 percent to $26.46 in 2019 from $34.61 in 2018 more than offsetting the 23 percent increase in year-over-year production. The decrease in sales price per Boe was driven by 13 percent, 30 percent and 44 percent decreases in weighted-average realized oil, natural gas and NGL prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements received on our commodity derivative instruments was $1.3 billion in both 2019 and 2018.
In the fourth quarter, crude oil, natural gas and NGLs sales decreased 12 percent to $340 million from $386 million in the fourth quarter of 2018. The decrease in sales was driven by a 21 percent decrease in average sales price per Boe due to decreases of five percent, 44 percent and 34 percent in weighted-average realized oil, natural gas and NGL prices, respectively.

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The following table provides weighted-average sales price, by area, for the three and twelve months ended December 31, 2019 and 2018, excluding net settlements on derivatives and transportation, gathering and processing expenses (“TGP”):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Percent Change	2019	2018	Percent Change

Crude oil (MBbls)
Wattenberg Field	3,712	3,733	(0.6)%	14,489	12,809	13.1%
Delaware Basin	1,177	1,190	(1.1)%	4,677	4,108	13.9%
Utica Shale (1)	—	—	*	—	46	*
Total	4,889	4,923	(0.7)%	19,166	16,963	13.0%

Weighted-Average Sales Price	$53.13	$55.71	(4.6)%	$53.26	$61.19	(13.0)%

Natural gas (MMcf)
Wattenberg Field	24,646	20,157	22.3%	91,785	68,326	34.3%
Delaware Basin	7,388	5,820	26.9%	24,165	19,277	25.4%
Utica Shale (1)	—	—	*	—	414	*
Total	32,034	25,977	23.3%	115,950	88,017	31.7%

Weighted-Average Sales Price	$1.28	$2.30	(44.3)%	$1.30	$1.85	(29.7)%

NGLs (MBbls)
Wattenberg Field	2,112	1,839	14.8%	8,198	6,455	27.0%
Delaware Basin	720	678	6.2%	2,725	2,038	33.7%
Utica Shale (1)	—	—	*	—	34	*
Total	2,832	2,517	12.5%	10,923	8,527	28.1%

Weighted-Average Sales Price	$13.82	$20.79	(33.5)%	$12.41	$22.14	(43.9)%

Crude oil equivalent (MBoe)
Wattenberg Field	9,931	8,931	11.2%	37,984	30,652	23.9%
Delaware Basin	3,129	2,839	10.2%	11,430	9,359	22.1%
Utica Shale (1)	—	—	*	—	149	*
Total	13,060	11,770	11.0%	49,414	40,160	23.0%

Weighted-Average Sales Price	$26.02	$32.83	(20.7)%	$26.46	$34.61	(23.5)%
Production costs for 2019, which include lease operating expense (“LOE”), production taxes and TGP, were $269 million, or $5.45 per Boe, compared to $259 million, or $6.44 per Boe, in 2018. In the fourth quarter of 2019, production costs totaled $71 million, or $5.42 per Boe, compared to $72 million, or $6.08 per Boe, in the comparable 2018 period. LOE per Boe improved nine and 12 percent for the comparable fourth quarter and full-year periods, respectively, as increased production volumes outweighed increases in costs.

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The following table provides the components of production costs for the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Lease operating expenses	$36.2	$36.0	$142.2	$131.0
Production taxes	22.9	23.6	80.8	90.4
Transportation, gathering and processing expenses	11.7	11.9	46.4	37.4
Total	$70.8	$71.5	$269.4	$258.8

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Lease operating expenses per Boe	$2.77	$3.06	$2.88	$3.26
Production taxes per Boe	1.75	2.01	1.63	2.25
Transportation, gathering and processing expenses per Boe	0.90	1.01	0.94	0.93
Total per Boe	$5.42	$6.08	$5.45	$6.44

Financial Results and Liquidity
Net loss for 2019 was $57 million, or $0.89 per diluted share, compared to net income of $2 million, or $0.03 per diluted share in 2018. The year-over-year change was due to the aforementioned decrease in total revenues offsetting a 22 percent decrease in total costs and expenses between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $53 million in 2019 compared to an adjusted net loss of $196 million in 2018. Net loss in the fourth quarter of 2019 was approximately $21 million compared to net income of $179 million in the fourth quarter of 2018. Adjusted net income in the fourth quarter of 2019 was $37 million compared to an adjusted net loss of $147 million in the comparable 2018 period. The difference between net income and adjusted net income in all periods was primarily attributable to changes in the value of settled and unsettled commodity derivative instruments.
Net cash from operating activities in 2019 was $858 million compared to $889 million in 2018. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, were $825 million in 2019 compared to $808 million in 2018. Net cash from operating activities in the fourth quarter of 2019 were $183 million compared to $311 million in the comparable 2018 period. Adjusted cash flows from operations were $224 million and $233 million in the fourth quarter of 2019 and 2018, respectively. The decreases in cash flows between periods is primarily attributable to decreased average commodity prices compared to the prior year outweighing increased production.

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General and administrative expense (“G&A”), which includes cash and non-cash expense, was $162 million, or $3.27 per Boe, in 2019 compared to $171 million, or $4.25 per Boe, in 2018. In 2019, the Company incurred $12 million of net G&A expense related to shareholder activism, its Delaware midstream asset divestiture, the SRC merger and partnership-related settlements. Excluding these items would have resulted in full-year G&A of $3.03 per Boe, representing a decrease of 14 percent compared to 2018 G&A per Boe, excluding legal-related and government-related expense, of approximately $3.51 per Boe.
G&A in the fourth quarter of 2019 was $38 million, or $2.93 per Boe, compared to $49 million, or $4.19 per Boe in the fourth quarter of 2018. Adjusting for the aforementioned non-recurring expenses, which totaled $3 million in the fourth quarter of 2019, would have resulted in G&A of $2.72 per Boe.
PDC’s available liquidity and leverage ratio as of December 31, 2019 were approximately $1.3 billion and 1.4 times, respectively, and are both materially unchanged from 2018 levels.
PDC and SRC Combined
On January 14, 2020, the Company merged with SRC Energy in a transaction valued at $1.7 billion, inclusive of SRC’s net debt. The Company’s pro forma December 31, 2019 liquidity was $1.6 billion. Upon expiration on February 18, 2020, of the Company’s offer to repurchase SRC’s senior notes, holders of approximately $448 million of outstanding SRC Senior Notes accepted the redemption offer. The Company funded the total redemption price of approximately $452 million, plus an estimated $6 million in accrued and unpaid interest, using its revolving credit facility, resulting in total liquidity of approximately $1.1 billion.

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The following table presents select PDC, SRC and Combined Company operating and financial results for the year ended December 31, 2019:

	PDC	SRC	Combined
Production:
Crude oil (MBbls)	19,166	9,813	28,979
Natural gas (MMcf)	115,950	49,471	165,421
NGLs (MBbls)	10,923	4,526	15,449
Crude oil equivalent (MBoe)	49,414	22,584	71,998
Average Boe per day (Boe)	135,381	61,874	197,255

Financial Measurements:
Adjusted cash flows from operations (millions)	$825	$505	$1,330
Capital investments in crude oil and natural gas properties (millions)	$788	$462	$1,250
Free cash flows (millions) (1)	$38	$42	$80
Leverage ratio	1.4x	1.4x	1.4x
(1) Adjusted cash flows from operations is a non-U.S. GAAP metric.
(2) Free cash flow is a non-U.S. GAAP metric defined as net cash from operating activities before changes to working capital, less oil and gas capital investments. Due to differences in successful-
effort and full-cost accounting, SRCs free cash flow is approximated and reflects certain capitalized expenses.

2020 Capital Investment and Financial Guidance
PDC’s 2020 capital budget is based on $52.50 per Bbl WTI oil and $2.00 per Mcf NYMEX natural gas with NGL realizations of approximately $11 per barrel. All year-over-year comparisons henceforth should be considered against PDC and SRC combined 2019 performance and results. Additionally, full-year and first quarter 2020 commentary reflects a mid-January closing of the SRC merger which resulted in nearly half a month of results from PDC on a standalone basis.
In 2020, the Company’s capital investment range of $1.0 billion to $1.1 billion represents a year-over-year decrease of approximately 15 percent at the mid-point and is approximately $250 million below the mid-point of its August 2019 outlook of $1.2 billion to $1.4 billion for PDC and SRC on a combined basis. The decrease in capital investments is expected to be realized through anticipated reductions to drilling and completion costs, as well as less than originally planned development activity in each basin.
Production for 2020 is expected to increase approximately six percent to a range of 205,000 to 215,000 Boe per day, with anticipated oil production of 78,000 to 82,000 Bbls per day. Anticipated average daily oil production in 2020 would represent an increase of one percent compared to 2019; however, the

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Company expects its fourth quarter 2020 oil production to reflect a ten to 15 percent increase compared to the fourth quarter of 2019.
PDC expects to have the ability to execute a substantial portion of its remaining share repurchase program and pay down debt through the utilization of approximately $250 million of anticipated free cash flow and $82 million of proceeds expected to be received in June 2020 relating to the 2019 divestiture of the Company’s Delaware midstream assets. PDC currently projects to outspend cash flow in the first quarter before generating an increasing level of quarterly free cash flow through the remainder of the year. Keeping percentage realizations constant, the Company projects commodity price fluctuations to change its estimate adjusted cash flows from operations as follows:

2020e Commodity Price Sensitivity
Commodity Price Change:	Adjusted Cash Flows from Operations Change:
(millions)

$2.50 change in NYMEX crude oil price	$30
$0.25 change in NYMEX natural gas price	$20
$1.00 change in composite NGLs price	$20
Additional basin-level activity and well costs details have been provided in the Company’s investor presentation and can be found at www.pdce.com. The table below provides projected 2020 financial guidance:

	Low	High
Production (MMBoe/d)	205	215
Capital investments (millions)	$1,000	$1,100

Operating Expenses
LOE ($/Boe)	$2.70	$2.90
TGP ($/Boe)	$0.95	$1.15
Production taxes (percent of Crude oil, natural gas & NGLs sales)	6.5%	7.5%
G&A(1) ($/Boe)	$1.90	$2.10
Estimated Price Realizations (excludes TGP)
Crude oil (% of NYMEX)	93%	97%
Natural gas (% of NYMEX)	50%	55%
NGLs ($/Bbl)	$10.00	$12.00
(1) G&A does not include approximately $30 million of expected deal costs associated with the SRC merger that were originally expected to be incurred in 2019. Approximately $10 million of G&A associated with the integration of SRC is included and split relatively evenly between the first and second quarters of 2020.
Due to reduced levels of completion activity at the end of 2019, the Company projects sequential decreases to first quarter total Boe and oil production of ten to 15 percent compared to the fourth quarter

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of 2019. Additionally, the Company expects to invest 25 to 30 percent of its full-year budget in the first quarter while outspending adjusted cash flows from operations by $25 to $50 million.
2021 Preliminary Outlook
The Company’s preliminary 2021 Outlook contemplates total capital investment between $1.1 billion and $1.2 billion with approximately $400 million of projected free cash flow assuming $55 per Bbl WTI oil, $2.50 per Mcf NYMEX natural gas, including modest improvements to net gas realizations, and NGL realizations of approximately $11 per barrel. Additionally, the Company projects the ability to grow both total and oil production by five to ten percent compared to 2020 while considerably improving its cash margin through continued reductions to its per Boe cost structure.
Additional details can be found in the Company’s investor presentation at www.pdce.com.
2020 Governance and Executive Compensation Key Changes
In February 2020, PDC’s Board of Directors proposed several key modifications to its corporate governance structure, and made substantial improvements to its executive compensation program for 2020. These changes were made in response to the Company’s desire to maintain best practices while giving consideration to input from the Company’s key stakeholders. The Company plans to post a presentation to its website, www.pdce.com, on Friday, February 28, 2020, providing additional details regarding the highlighted changes below:

Corporate Governance:

•	Mark E. Ellis named as the new Non-Executive Chairman of the Board, effective February 20, 2020;

•
Former Chairman, Jeffrey C. Swoveland, notified the Company of his intent not to stand for re-election in May 2020 at the Company’s Annual Meeting of Stockholders, and further agreed to serve one year as a non-voting Director Emeritus to help ensure the successful transition;

•	Pursuant to the change above, the Company intends to decrease its Board from nine to eight members at its Annual Meeting;

•
At the Company’s Annual Meeting, the Company plans to seek stockholder approval to amend its charter to de-stagger the Board, which if approved, would provide for immediate de-classification, with all directors to serve one year terms.

Executive Compensation:

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•	Increased weighting of quantitative performance from 50 percent to 75 percent of the short-term incentive payout;

•	The addition of a quantitative metric to the short-term incentive program focused on a composite score of three key environmental, health and safety measurements;

•	The addition of Cash Return on Capital Invested (“CROCI”) as a quantitative metric to the short-term incentive program;

•	Adoption of an absolute performance modifier to the relative total shareholder return calculation for the long-term incentive program and;

•	Increased weighting of performance shares compared to restricted shares for the CEO.

Reconciliation of Non-U.S. GAAP Financial Measures
We use "adjusted cash flows from operations," "free cash flow (deficit)," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.
Adjusted cash flows from operations and free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe free cash flow (deficit) provides additional information that may be useful in an analysis of our ability to generate cash to fund exploration and development activities and to return capital to stockholders.
We are unable to present a reconciliation of forward-looking free cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover,

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estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of free cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations in excess of capital investments in crude oil and natural gas properties.
Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.
Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, acquisitions and to service our debt obligations.
Beginning in the third quarter of 2019, we included a reconciling item for gains or losses on the sale of properties and equipment when calculating adjusted EBITDAX, thereby no longer including such gains or losses in our reported adjusted EBITDAX. We believe this methodology for calculating adjusted EBITDAX will enable greater comparability to our peers, as well as consistent treatment of adjustments for impairment and gains or losses on the sale of properties and equipment. For comparability, all prior periods presented have been conformed to the aforementioned methodology.
PV-10. We define PV-10 as the estimated present value of the future net cash flows from our proved reserves before income taxes, discounted using a 10 percent discount rate. We believe that PV-10 provides useful information to investors as it is widely used by professional analysts and sophisticated investors when evaluating oil and gas companies. We believe that PV-10 is relevant and useful for evaluating the relative monetary significance of our reserves. Professional analysts, investors and other users of our financial statements may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies' reserves. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable in evaluating us and our reserves. PV-10 is not intended to represent the current market value of our estimated reserves.

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Cash Flows from Operations to Adjusted Cash Flows From Operations and Free Cash Flow (Deficit)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operations to adjusted cash flows from operations and free cash flow (deficit):
Net cash from operating activities	$182.5	$311.5	$858.2	$889.3
Changes in assets and liabilities	41.0	(78.4)	(32.8)	(80.9)
Adjusted cash flows from operations	223.5	233.1	825.4	808.4
Capital expenditures for development of crude oil and natural gas properties	(75.3)	(260.9)	(855.9)	(946.4)
Change in accounts payable related to capital expenditures	10.5	55.1	68.2	(36.3)
Free cash flow (deficit)	$158.7	$27.3	$37.7	$(174.3)

Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss) to adjusted net income (loss):
Net income (loss)	$(21.0)	$178.9	$(56.7)	$2.0
(Gain) loss on commodity derivative instruments	74.9	(403.0)	162.8	(145.2)
Net settlements on commodity derivative instruments	2.2	(25.0)	(17.6)	(115.5)
Tax effect of above adjustments	(18.9)	102.4	(35.2)	62.4
Adjusted net income (loss)	$37.2	$(146.7)	$53.3	$(196.3)

Earnings per share, diluted	$(0.34)	$2.71	$(0.89)	$0.03
(Gain) loss on commodity derivative instruments	1.21	(6.10)	2.54	(2.19)
Net settlements on commodity derivative instruments	0.04	(0.38)	(0.27)	(1.75)
Tax effect of above adjustments	(0.31)	1.55	(0.55)	0.94
Adjusted earnings per share, diluted	$0.60	$(2.22)	$0.83	$(2.97)
Weighted-average diluted shares outstanding	61.7	66.1	64.1	66.1

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Adjusted EBITDAX
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$(21.0)	$178.9	$(56.7)	$2.0
(Gain) loss on commodity derivative instruments	74.9	(403.0)	162.8	(145.2)
Net settlements on commodity derivative instruments	2.2	(25.0)	(17.6)	(115.5)
Non-cash stock-based compensation	5.7	5.4	23.8	21.8
Interest expense, net	17.4	18.1	71.1	70.3
Income tax expense (benefit)	0.9	59.1	(3.3)	5.4
Impairment of properties and equipment	1.5	264.2	38.5	458.4
Exploration, geologic and geophysical expense	0.6	1.6	4.1	6.2
Depreciation, depletion and amortization	152.4	149.8	644.2	559.8
Accretion of asset retirement obligations	1.6	1.3	6.1	5.1
(Gain) loss on sale of properties and equipment	0.1	(2.8)	9.7	0.4
Adjusted EBITDAX	$236.3	$247.6	$882.7	$868.7

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$182.5	$311.5	$858.2	$889.3
Interest expense, net	17.4	18.1	71.1	70.3
Amortization of debt discount and issuance costs	(3.5)	(3.3)	(13.6)	(12.8)
Exploration, geologic and geophysical expense	0.6	1.6	4.1	6.2
Exploratory dry hole expense	—	(0.1)	—	(0.1)
Other	(1.7)	(1.8)	(4.3)	(3.3)
Changes in assets and liabilities	41.0	(78.4)	(32.8)	(80.9)
Adjusted EBITDAX	$236.3	$247.6	$882.7	$868.7

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenues
Crude oil, natural gas and NGLs sales	$339,811	$386,364	$1,307,275	$1,389,961
Commodity price risk management gain (loss), net	(74,986)	402,997	(162,844)	145,237
Other income	197	5,450	11,692	13,461
Total revenues	265,022	794,811	1,156,123	1,548,659
Costs, expenses and other
Lease operating expenses	36,201	36,015	142,248	130,957
Production taxes	22,905	23,600	80,754	90,357
Transportation, gathering and processing expenses	11,722	11,892	46,353	37,403
Exploration, geologic and geophysical expense	562	1,651	4,054	6,204
General and administrative expense	38,256	49,321	161,753	170,504
Depreciation, depletion and amortization	152,368	149,841	644,152	559,793
Accretion of asset retirement obligations	1,614	1,302	6,117	5,075
Impairment of properties and equipment	1,515	264,167	38,536	458,397
(Gain) loss on sale of properties and equipment	135	(2,805)	9,734	394
Other expenses	2,435	3,642	11,317	11,829
Total costs, expenses and other	267,713	538,626	1,145,018	1,470,913
Income (loss) from operations	(2,691)	256,185	11,105	77,746
Interest expense	(17,429)	(18,169)	(71,171)	(70,730)
Interest income	9	8	72	413
Income (loss) before income taxes	(20,111)	238,024	(59,994)	7,429
Income tax (expense) benefit	(841)	(59,171)	3,322	(5,406)
Net income (loss)	$(20,952)	$178,853	$(56,672)	$2,023

Earnings per share:
Basic	$(0.34)	$2.71	$(0.89)	$0.03
Diluted	$(0.34)	$2.71	$(0.89)	$0.03

Weighted-average common shares outstanding:
Basic	61,656	66,104	64,032	66,059
Diluted	61,656	66,232	64,032	66,303

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PDC ENERGY, INC.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$963	$1,398
Accounts receivable, net	266,354	181,434
Fair value of derivatives	28,078	84,492
Prepaid expenses and other current assets	8,635	7,136
Total current assets	304,030	274,460
Properties and equipment, net	4,095,202	4,002,862
Assets held-for-sale, net	—	140,705
Fair value of derivatives	3,746	93,722
Other assets	45,702	32,396
Total Assets	$4,448,680	$4,544,145

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$98,934	$181,864
Production tax liability	76,236	60,719
Fair value of derivatives	2,921	3,364
Funds held for distribution	98,393	105,784
Accrued interest payable	14,284	14,150
Other accrued expenses	70,462	75,133
Total current liabilities	361,230	441,014
Long-term debt	1,177,226	1,194,876
Deferred income taxes	195,841	198,096
Asset retirement obligations	95,051	85,312
Liabilities held-for-sale	—	4,111
Fair value of derivatives	692	1,364
Other liabilities	283,133	92,664
Total liabilities	2,113,173	2,017,437

Commitments and contingent liabilities

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 61,652,412 and 66,148,609 issued as of December 31, 2019 and 2018, respectively	617	661
Additional paid-in capital	2,384,309	2,519,423
Retained earnings (deficit)	(47,945)	8,727
Treasury shares - at cost, 34,922 and 45,220 as of December 31, 2019 and 2018, respectively	(1,474)	(2,103)
Total stockholders' equity	2,335,507	2,526,708
Total Liabilities and Stockholders' Equity	$4,448,680	$4,544,145

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PDC ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(20,952)	$178,853	$(56,672)	$2,023
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	77,188	(427,993)	145,246	(260,775)
Depreciation, depletion and amortization	152,368	149,841	644,152	559,793
Impairment of properties and equipment	1,515	264,167	38,536	458,397
Accretion of asset retirement obligations	1,614	1,302	6,117	5,075
Non-cash stock-based compensation	5,713	5,425	23,837	21,782
(Gain) loss on sale of properties and equipment	135	(2,805)	9,734	394
Amortization of debt discount and issuance costs	3,436	3,315	13,575	12,769
Deferred income taxes	2,133	59,134	(2,256)	6,105
Exploratory dry hole costs	—	113	—	113
Other	394	1,738	3,155	2,763
Changes in assets and liabilities	(41,043)	78,378	32,802	80,863
Net cash from operating activities	182,501	311,468	858,226	889,302
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(75,327)	(260,801)	(855,908)	(946,350)
Capital expenditures for other properties and equipment	(5,317)	(7,316)	(20,839)	(11,055)
Acquisition of crude oil and natural gas properties	(762)	1,546	(13,207)	(180,026)
Proceeds from sale of properties and equipment	577	1,119	2,105	3,562
Proceeds from divestitures	30	1,200	202,076	44,693
Restricted cash	—	—	8,001	1,249
Net cash from investing activities	(80,799)	(264,252)	(677,772)	(1,087,927)
Cash flows from financing activities:
Proceeds from revolving credit facility	277,000	443,500	1,577,000	1,072,500
Repayment of revolving credit facility	(370,000)	(486,000)	(1,605,500)	(1,040,000)
Payment of debt issuance costs	(19)	(3,618)	(72)	(7,704)
Purchase of treasury shares	(11,698)	(447)	(154,363)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(129)	—	(4,003)	(5,147)
Principal payments under financing lease obligations	(460)	(622)	(1,952)	(1,495)
Other	—	—	—	(55)
Net cash from financing activities	(105,306)	(47,187)	(188,890)	18,099
Net change in cash, cash equivalents and restricted cash	(3,604)	29	(8,436)	(180,526)
Cash, cash equivalents and restricted cash, beginning of year	4,567	9,370	9,399	189,925
Cash, cash equivalents and restricted cash, end of year	$963	$9,399	$963	$9,399

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2019 Year-End and Fourth Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Chief Operating Officer, for a conference call on Thursday, February 27, 2020, to discuss its 2019 full-year and fourth quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, February 27, 2020 at 11:00 a.m. ET
Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 6788751
Webcast: available at www.pdce.com

Replay Information:
Domestic (toll free): 855-859-2056
International: 1-404-537-3406
Conference ID: 6788751
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations
PDC is scheduled to participate at the Credit Suisse Energy Summit in Vail, Colorado on Monday, March 2nd and Tuesday, March 3rd, 2020 and to present at the Scotia Howard Weil Energy Conference in New Orleans on Wednesday, March 25, 2020. Webcast information will be posted to the Company’s website, www.pdce.com, prior to the start of each conference, along with any presentation materials.

About PDC Energy, Inc.
PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas, and NGLs, with operations in the Wattenberg Field in Colorado and in the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this report are "forward-looking statements." Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; commodity prices and differentials; capital expenditures and projects; cash flows from operations relative to future capital investments; our stock repurchase program, which may be modified or discontinued at any time; and financial ratios.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. In this release and accompanying materials, we may use the term “outlook” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in global production volumes and demand, including economic conditions that might impact demand and prices for products we produce;

•	volatility of commodity prices for crude oil, natural gas and natural gas liquids ("NGLs") and the risk of extended periods of depressed prices;

•	volatility and widening of differentials;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	impact of recent regulatory developments in Colorado with respect to additional permit scrutiny;

•	declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

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•	changes in estimates of proved reserves;

•	inaccuracy of estimated reserves and production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	difficulties in integrating our operations as a result of any significant acquisitions, including the acquisition of SRC, or acreage exchanges;

•	increases or changes in costs and expenses;

•	limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

•	potential losses of acreage due to lease expirations or otherwise;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil, natural gas and NGLs derivatives activities;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

•	impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital requirements;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under Item 1A, Risk Factors, made in this report and our other filings with the U.S. Securities and Exchange Commission ("SEC") for further information on risks and uncertainties that could affect our business, financial condition, results of operations and cash flows. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or

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conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:     Michael Edwards
    Senior Director Investor Relations
    303-860-5820
    michael.edwards@pdce.com

    Kyle Sourk
    Manager Investor Relations
    303-318-6150
    kyle.sourk@pdce.com

###

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